Exhibit 99.1
Contacts:
Bob Newell
Vice President Finance and Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
dmessinger@wcpglobal.com
CARDICA ANNOUNCES FISCAL 2009 SECOND QUARTER FINANCIAL RESULTS
– Conference Call Today at 4:30 p.m. Eastern Time –
REDWOOD CITY, Calif. – January 29, 2009 – Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2009 second quarter and six months ended December 31, 2008.
“Clinical adoption of our PAS-Port® Proximal Anastomosis System by cardiothoracic surgeons for use in coronary artery bypass graft (CABG) procedures since FDA clearance in September has been encouraging,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “During the quarter, nearly 200 surgeons were trained to use the PAS-Port system. The PAS-Port system has been used in increasing numbers of CABG surgeries throughout the United States, including in dozens of total connector CABG cases, in which our C-Port and PAS-Port automated systems are used to connect all bypass vein grafts, eliminating the need to hand sew these vessels.”
Recent Highlights and Accomplishments
•	Trained a total of 226 U.S. surgeons on the PAS-Port system since U.S. Food and Drug Administration clearance, including 196 in the fiscal 2009 second quarter alone, and a total of 384 surgeons on the C-Port® Distal Anastomosis Systems since product introduction;

•	Increased cumulative worldwide shipments of PAS-Port systems to over 11,500 units, with 1,827 units shipped in the fiscal 2009 second quarter; the majority of units were shipped to U.S. customers;

•	Increased cumulative worldwide shipments of C-Port systems to over 8,000 units, with 993 units shipped in the fiscal 2009 second quarter;

•	Enabled cardiothoracic surgeons to perform dozens of total connector coronary artery bypass, or C-CAB™, procedures for the first time in the United States, using only the C-Port and PAS-Port systems to attach bypass grafts;

•	On January 7, 2009, ORLive hosted a webcast of a robot-assisted, closed-chest CABG procedure performed by internationally renowned cardiothoracic surgeon Sudhir

Srivastava, M.D., of the University of Chicago Medical Center, using Cardica’s C-Port Flex-A system.
Fiscal 2009 Second Quarter and Six Months Ended December 31, 2008, Financial Results
Total net revenue was approximately $2.9 million for the fiscal 2009 second quarter compared with $1.7 million for the fiscal 2008 second quarter. Total product sales were approximately $2.0 million for the fiscal 2009 second quarter, compared with $1.3 million for the same period of fiscal 2008. Cost of product sales was approximately $1.5 million for the fiscal 2009 second quarter, representing a 27 percent product gross margin, compared with $1.2 million for the fiscal 2008 second quarter.
Research and development expenses were approximately $2.1 million for the fiscal 2009 second quarter compared with $1.7 million for the fiscal 2008 second quarter. Selling, general and administrative expenses for the fiscal 2009 second quarter were approximately $4.1 million compared with $3.2 million for the fiscal 2008 second quarter.
The net loss for the fiscal 2009 second quarter was approximately $4.7 million, or $0.30 per share, compared with a net loss of approximately $4.2 million, or $0.29 per share, for the fiscal 2008 second quarter.
Total net revenue for the six months ended December 31, 2008, was approximately $5.1 million compared with approximately $3.0 million for the same period of fiscal 2008. Total operating costs and expenses for the six months ended December 31, 2008, were approximately $15.0 million compared with approximately $11.4 million for the same period of fiscal 2008. The net loss for the first six months of fiscal 2009 was approximately $9.9 million, or $0.63 per share, compared with a net loss of approximately $7.8 million, or $0.56 per share, for the same period of fiscal 2008.
Cash and investments at December 31, 2008, were $13.1 million, compared with $17.6 million at September 30, 2008, and $23.3 million at June 30, 2008. As of December 31, 2008, there were approximately 15.8 million shares of common stock outstanding.
Financial Guidance for Fiscal 2009
“We are pleased with surgeon adoption of our PAS-Port system to date, and this quarter proved to be one of our best ever in terms of opening new hospital accounts. However, acceptance of new technology by hospitals is hard to predict,” said Bob Newell, vice president, finance and chief financial officer of Cardica. “In this financing environment, we have pushed out to a later date the date by when we will need additional cash by reducing our expenses, headcount and planned spending.”
It is still early in the adoption of Cardica’s systems and regular consistent usage patterns are difficult to predict. Cardica expects revenue from both its PAS-Port and C-Port product lines to grow quarter over quarter. However, because accurately forecasting product revenue for new and recently introduced products in the current economic environment is difficult, Cardica has determined not to provide product revenue guidance for fiscal 2009. Development revenue from corporate collaborations for fiscal 2009 is expected to be between $2 million and $3 million.
On January 7, 2009, Cardica announced an initiative to reduce costs by eliminating approximately 13 positions. Cardica anticipates that the cost savings from the workforce reduction initiative will be approximately $3 million annually. In addition, Cardica has taken other steps to reduce expenses and conserve cash. Cardica estimates that the total cash expenses to be incurred in connection with the workforce reduction will be approximately $200,000, the majority of which will be incurred in the third fiscal quarter of 2009. Accordingly, Cardica believes that fiscal 2009 research and development, sales, general and administrative expenses will total between $23 and $24 million, including non-cash stock-based compensation expense of approximately $2 million.
Conference Call Details
Cardica’s management will host a conference call to discuss Cardica’s financial results and provide an update on Cardica’s business. To access the live conference call on January 29, 2009, at 4:30 p.m. Eastern Time via phone, please dial 800-322-5044 from the United States and Canada or 617-614-4927 internationally. The conference ID is 16291196. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through February 5, 2009, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 32762148.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica’s products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s C-Port® Distal Anastomosis Systems are marketed in the United States and Europe and its PAS-Port® Proximal Anastomosis System is marketed in the United States, Europe and Japan. Cardica also is developing additional devices with Cook Medical to facilitate vascular closure and other surgical procedures.
Forward-Looking Statements
This press release contains “forward-looking” statements, including the matters described under the heading “Financial Guidance for Fiscal 2009.” Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “anticipates” “will,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with Cardica’s dependence upon the success of its current products, market acceptance of Cardica’s C-Port Distal Anastomosis Systems and PAS-Port Proximal Anastomosis System, manufacturing of the C-Port Distal Anastomosis Systems and PAS-Port Proximal Anastomosis System and its suppliers, Cardica’s sales, marketing and distribution strategy and capabilities, success of pre-clinical studies of and regulatory activities related to our collaborations, the impact of the workforce reduction on Cardica’s business, unanticipated charges not currently contemplated that may occur as a result of the restructuring plan, Cardica’s ability to execute on its strategy and general business and economic conditions and Cardica’s need for additional funding, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
~ financial statements to follow~

Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenue
Product sales, net	$1,995	$1,283	$3,555	$2,309
Development revenue	928	395	1,451	702
Royalty revenue	21	16	44	32

Total revenue	2,944	1,694	5,050	3,043

Operating costs and expenses
Cost of product sales	1,463	1,199	2,573	2,212
Research and development	2,079	1,746	4,404	3,434
Selling, general and administrative	4,109	3,176	8,001	5,729

Total operating costs and expenses	7,651	6,121	14,978	11,375

Loss from operations	(4,707)	(4,427)	(9,928)	(8,332)
Interest income	43	283	141	553
Interest expense	(30)	(25)	(60)	(50)
Other income (expense)	(3)	2	(4)	3

Net loss	$(4,697)	$(4,167)	$(9,851)	$(7,826)

Basic and diluted net loss per share	$(0.30)	$(0.29)	$(0.63)	$(0.56)

Shares used in computing basic and diluted net loss per share	15,781	14,471	15,761	14,037

Condensed Balance Sheets
(amounts in thousands)

	December 31,	June 30,
	2008	2008
	(unaudited)	(Note 1)
Assets
Cash and investments	$13,086	$23,265
Other assets	5,842	4,985

Total assets	$18,928	$28,250

Liabilities and stockholders’ equity
Total other current liabilities	$2,084	$3,348
Deferred revenue	2,007	1,485
Total long-term liabilities	2,000	2,000
Stockholders’ equity	12,837	21,417

Total liabilities and stockholders’ equity	$18,928	$28,250

(1)	Derived from audited financial statements